Exhibit 10.1

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of January 7, 2012, is by and among Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), Inta Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), Inhibitex, Inc., a Delaware corporation (the “Company”) and each of the Persons set forth on Schedule A hereto (each, a “Stockholder”). The Company shall only be a party to this Agreement for purposes of Sections 4.7 through 4.10 and Article V of this Agreement.

WHEREAS, as of the date hereof, each Stockholder (i) is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.001 per share (“Common Stock”), of the Company set forth opposite such Stockholder’s name on Schedule A (all such shares set forth on Schedule A, together with any shares of Common Stock of the Company that are hereafter issued to or otherwise acquired or owned by any Stockholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”) and (ii) directly or indirectly owns the number of Warrants and/or Company Stock Options set forth opposite such Stockholder’s name on Schedule A;

WHEREAS, Parent, Sub and the Company intend to enter into an Agreement and Plan of Merger, dated as of the date hereof and as it may be amended from time to time (the “Merger Agreement”), which provides, among other things, for Sub to commence a tender offer for all of the issued and outstanding Common Stock of the Company (the “Offer”) and the merger of the Company and Sub (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have required that each Stockholder, and as an inducement and in consideration therefor, each Stockholder (in such Stockholder’s capacity as a holder of the Subject Shares and, if applicable, Warrants and Company Stock Options) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER

1.1 Agreement to Tender. Each Stockholder agrees to validly tender or cause to be tendered in the Offer all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing, as promptly as practicable after, but in no event later than (10) Business Days after, the commencement of the Offer, each Stockholder shall (i) deliver pursuant to the terms of the Offer (A) a letter of transmittal with respect to such Stockholder’s Subject Shares complying with the terms of the Offer, (B) a Certificate representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry share of any uncertificated Subject Shares, and (C) all other documents or instruments required to be delivered by stockholders of the Company (the “Company Stockholders”) pursuant to the terms of the Offer, or (ii) instruct such Stockholder’s broker or such other Person that is the holder of record of any Subject Shares beneficially owned by such Stockholder to tender such Subject Shares pursuant to and in accordance with clause (i) of this Section 1.1 and the terms of the Offer. Each Stockholder agrees that, once such Stockholder’s Subject Shares are tendered, such Stockholder will not withdraw any of such Subject Shares from the Offer, unless and until (A) the Offer shall have been terminated in accordance with the terms of the Merger Agreement, or (B) this Agreement shall have been terminated in accordance with its terms.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants to Parent and Sub as to such Stockholder, severally but not jointly, that:

2.1. Organization; Authorization; Binding Agreement. If such Stockholder is an entity, such Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted (to the extent such concepts are recognized in such jurisdiction) and the consummation of the transactions contemplated hereby are within such Stockholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of such Stockholder. Such Stockholder has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder, and constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law).

2.2. Non-Contravention. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of such Stockholder’s obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby will not (i) violate any Law applicable to such Stockholder or such Stockholder’s Subject Shares or, if applicable, Warrants or Company Stock Options, (ii) except as may be required by applicable securities Law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Entity) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrances on any of the Subject Shares or, if applicable, Warrants or Company Stock Options pursuant to, any Contract, agreement, trust, commitment, order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on such Stockholder or any applicable Law, (iii) render any Takeover Provisions applicable to the Merger, the Offer or any other transaction involving Parent, Sub or any Affiliate thereof, or (iv) if such Stockholder is an entity, violate any provision of such Stockholder’s organizational documents, in case of each of clauses (i), (ii) and (iv), except as would not reasonably be expected to adversely affect the ability of such Stockholder to perform its obligations under this Agreement in any material respect or to consummate the transactions contemplated hereby in a timely manner.

2.3. Ownership of Subject Shares, Warrants and Company Stock Options; Total Shares. Such Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act)

of such Stockholder’s Subject Shares and, if applicable, Warrants and Company Stock Options and has good and marketable title to such Subject Shares and, if applicable, Warrants and Company Stock Options free and clear of any liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares and, if applicable, Warrants and Company Stock Options (collectively, “Encumbrances”), except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act (collectively, “Permitted Encumbrances”). The Subject Shares, Warrants and Company Stock Options listed on Schedule A opposite such Stockholder’s name constitute all of the Equity Interests of the Company beneficially owned by such Stockholder as of the date hereof, and such Stockholder neither holds nor has any beneficial ownership in any other Equity Interest in the Company. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Stockholder’s Subject Shares or, if applicable, Warrants or Company Stock Options.

2.4. Voting Power. Other than as provided in this Agreement, such Stockholder has full voting power, with respect to such Stockholder’s Subject Shares and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Subject Shares and, if applicable, Warrants and Company Stock Options. None of such Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

2.5. Reliance. Such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Stockholder’s own choosing. Such Stockholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

2.6 Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no Proceeding pending against, or, to the knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including the Subject Shares and, if applicable, Warrants and Company Stock Options) that would reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact such Stockholder’s ability to perform its obligations hereunder in any material respect.

2.7 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of such Stockholder, on behalf of such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub represent and warrant to each of the Stockholders, jointly and severally, that:

3.1. Organization; Authorization. Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The consummation of the transactions contemplated hereby are within each of Parent’s and Sub’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent and Sub. Each of Parent and Sub have full corporate power and authority to execute, deliver and perform this Agreement.

3.2. Binding Agreement. This Agreement has been duly authorized, executed and delivered by each of Parent and Sub and constitutes a legal, valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law).

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees, severally but not jointly, that until the termination of this Agreement:

4.1. Voting of Subject Shares; Proxy.

(a) At every meeting of the Company Stockholders called, and at every adjournment or postponement thereof, such Stockholder shall, or shall cause the holder of record on any applicable record date to, appear or otherwise cause such Stockholder’s Subject Shares to be counted as present for purposes of establishing a quorum at any such meeting of Company Stockholders and vote such Stockholder’s Subject Shares (to the extent that any of the Subject Shares are not purchased in the Offer) (the “Vote Shares”) (i) in favor of (A) the adoption and approval of the Merger Agreement and the transactions contemplated thereby or any other transaction pursuant to which Parent proposes to acquire the Company, whether by tender offer or merger, in which Company Stockholders would (x) receive aggregate consideration per share of Common Stock equal to or greater than the consideration to be received by such Company Stockholders in the Offer and the Merger, (y) receive only cash and no other form of consideration and (z) not be required to agree to any additional obligations, liabilities, covenants or other agreements, and (B) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption and approval of the Merger Agreement and the transactions contemplated thereby or such other transaction on the date on which such meeting is held, (ii) against (A) any action or agreement which would in any material respect impede, interfere with or prevent the Offer or the Merger, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend or liquidation involving the Company and any Person (other than Parent, Sub or their respective Affiliates), or any other proposal of any Person (other than Parent, Sub or their respective Affiliates) to acquire the Company or all or substantially all of the assets thereof, (B) any Takeover Proposal and any action in furtherance of any Takeover Proposal or (C) any action, proposal, transaction or agreement that would reasonably be expected to result in the occurrence of any condition set forth in Annex I to the Merger Agreement or result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement and/or (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of the Company Stockholders.

(b) Such Stockholder hereby irrevocably grants to, and appoints, Parent and any designee thereof, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to attend any meeting of the Company Stockholders on behalf of such Stockholder with respect to the matters set forth in Section 4.1(a), to include such Subject Shares in any computation for purposes of establishing a quorum at any such meeting of Company Stockholders, and to vote all Vote Shares, or to grant a consent or approval in respect of the Vote Shares, in connection with any meeting of Company Stockholders or any action by written consent in lieu of a meeting of Company Stockholders in a manner consistent with the provisions of Section 4.1(a). Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4.1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 4.1 or in Section 5.2 hereof, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

4.2. No Transfer; No Inconsistent Arrangements. Except as provided hereunder (including pursuant to Section 1.1 or Section 4.1) or under the Merger Agreement, such Stockholder shall not, directly or indirectly, (i) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any or all of such Stockholder’s Subject Shares and, if applicable, Warrants and Company Stock Options, (ii) transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any or all of such Stockholder’s Equity Interests in the Company, including any Subject Shares, Warrants and Company Stock Options, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of such Stockholder’s Subject Shares and, if applicable, Warrants or Company Stock Options, or any right or interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of such Stockholder’s Subject Shares and, if applicable, Warrants or Company Stock Options, (v) deposit or permit the deposit of any or all of such Stockholder’s Equity Interests in the Company, including any Subject Shares, into a voting trust or enter into a voting agreement or arrangement with respect to any of such Equity Interests, including the Subject Shares, or (vi) take or permit any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect. Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any or all of such Stockholder’s Subject Shares and, if applicable, Warrants and Company Stock Options shall occur (including, if applicable, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares and, if applicable, Warrants and Company Stock Options subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Such Stockholder agrees that it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any Equity Interests in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, such Stockholder may make Transfers of Subject Shares and, if applicable, Warrants and Company Stock Options (a) to any “Permitted Transferee” (as defined below), in which case the Subject Shares and, if applicable, Warrants and Company Stock Options shall continue to be bound by this Agreement and provided that any such

Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement prior to the consummation of any such Transfer; (b) with respect to any Warrants and/or Company Stock Options which expire on or prior to an applicable Expiration Date, to the Company for purpose of a net exercise permitted under the documents related to such Warrant and/or Company Stock Options (pursuant to which any Common Stock issued by the Company would be Subject Shares); or (c) as Parent may otherwise agree in writing in its sole discretion. If so requested by Parent, such Stockholder agrees that the Subject Shares and, if applicable, Warrants and Company Stock Options shall bear a legend stating that the respective Subject Shares, Warrants and/or Company Stock Options are subject to this Agreement, provided such legend shall be removed upon the valid termination of this Agreement. A “Permitted Transferee” means, with respect to any Stockholder, (i) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild, or the spouse of any child, adopted child, grandchild, or adopted grandchild of such Stockholder, (ii) any charitable organization described in Section 170(c) of the Code, (iii) any trust, the beneficiaries of which include only the Persons named in clause (i) or (ii) of this definition, (iv) any corporation, limited liability company, or partnership, the stockholders, members, and general or limited partners of which include only the Persons named in clause (i) or (ii) of this definition, or (v) if such Stockholder is a partnership or limited liability company, one or more partners or members of such Stockholder or an affiliated corporation under common control with such Stockholder.

4.3. No Exercise of Appraisal Rights; Actions. Such Stockholder (i) waives and agrees not to exercise any Appraisal Rights in respect of such Stockholder’s Subject Shares that may arise with respect to the Merger and (ii) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Sub, the Company or any of their respective successors (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement.

4.4. Documentation and Information. Except as required by applicable law (including without limitation the filing of a Schedule 13D with the SEC which may include this Agreement as an exhibit thereto), such Stockholder shall not make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent. Such Stockholder consents to and hereby authorizes Parent and Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Sub reasonably determines to be necessary in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Subject Shares and/or, if applicable, Warrants and/or Company Stock Options, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent and Sub may in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Such Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Stockholder shall become aware that any such information shall have become false or misleading in any material respect.

4.5. No Solicitation. Such Stockholder shall not, nor shall such Stockholder authorize or permit any of such Stockholder’s Representatives to, directly or indirectly, (a) solicit, initiate, propose or knowingly encourage or facilitate (including by providing information), or take any other action designed to encourage or facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, a Takeover Proposal, (b) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish to any Person (other than Parent, Sub or their respective Representatives or the Company’s Representatives) any information or data concerning the Company or any Subsidiary of the Company relating to, or otherwise cooperate with, any proposal that constitutes, or may reasonably be expected to lead to, a Takeover Proposal or (c) execute or enter into any letter of intent, agreement in principle, tender agreement, support agreement or other similar agreement relating to a Takeover Proposal or any proposal or offer that may reasonably be expected to lead to or facilitate a Takeover Proposal, or that contradicts the Merger Agreement. Such Stockholder shall, and shall cause its Representatives to, immediately cease all discussions and negotiations with any Person that may be ongoing with respect to any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.

4.6 Adjustments. In the event (a) of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Subject Shares or (b) that such Stockholder shall become the beneficial owner of any additional shares of Common Stock, then the terms of this Agreement shall apply to the shares of Common Stock held by such Stockholder immediately following the effectiveness of the events described in clause (a) or such Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Subject Shares hereunder. In the event that any such Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4.1 hereof, then the terms of Section 4.1 hereof shall apply to such other securities as though they were Subject Shares hereunder.

4.7 Exercise of Options and Warrants. Such Stockholder hereby irrevocably elects to exercise such Stockholder’s Warrants and/or vested Company Stock Options, if any, conditioned solely upon the occurrence of the Acceptance Time and the Wire Initiation, in a cashless exercise (without shares of Common Stock being sold into the public market in connection therewith) such that such Stockholder will be entitled to receive immediately after the Wire Initiation in full satisfaction of the Company’s obligations with respect to the Warrants and/or vested Company Stock Options the number of shares of Common Stock equal to the aggregate number of shares of Common Stock underlying the Warrants and/or Company Stock Options, less the number of shares of Common Stock (valued at $26.00 per share for this purpose) withheld by the Company (a) in payment of the exercise price of the Warrants and/or Company Stock Options, as applicable, and (b) in order to satisfy all required withholding taxes due on account of the exercise of the Warrants and/or Company Stock Options, as applicable (the net shares so delivered, the “Net Shares”). The Company covenants that it shall issue, or cause to be issued, duly and validly executed physical stock certificates representing the Net Shares in the name of such Stockholder immediately after the Wire Initiation in full satisfaction of the Company’s obligations under the Warrants and Company Stock Options.

4.8 Transfer of Net Shares. Such Stockholder hereby irrevocably directs the Company, on its behalf, to transfer any share certificates issued pursuant to Section 4.7 with respect to the Net Shares to Sub immediately upon the Wire Initiation, and the Company covenants to so transfer and deliver such share certificates to Sub.

4.9 Payment for Net Shares. Sub shall pay to such Stockholder an amount equal to $26.00 per share for the Net Shares. The “Wire Initiation” means the initiation by or on behalf of Sub of a wire of immediately available funds to an account designated by such Stockholder, in writing within ten (10) Business Days after the date hereof, in an amount equal to the aggregate consideration for such Stockholder’s Net Shares.

4.10 No Adjustments. Such Stockholder and the Company acknowledge and agree that (a) no changes may be made to such Stockholder’s directives to exercise the Warrants and/or Company Stock Options, as applicable, issue the applicable shares of Common Stock to such Stockholder and transfer all of the share certificates with respect to the shares pursuant to Sections 4.7 though 4.10 without the express written consent of Parent, (b) Parent is an intended beneficiary of Sections 4.7 through 4.10 and (c) all Stockholder directives pursuant to Sections 4.7 through 4.10 shall be binding, as applicable, upon Stockholder’s estate, beneficiaries, heirs, successors, assigns and any other person who may acquire beneficial ownership of, or any other interest in, the Warrants and/or the Company Stock Options.

ARTICLE V

MISCELLANEOUS

5.1. Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person, or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail, or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next business day (as defined in the Merger Agreement) if transmitted by national overnight courier, in each case addressed as follows: (i) if to Parent or Sub, in accordance with the provisions of the Merger Agreement and (ii) if to a Stockholder, to such Stockholder’s address, facsimile number or e-mail address set forth on a signature page hereto, or to such other address, facsimile number or e-mail address as such party may hereafter specify in writing for the purpose by notice to each other party hereto.

5.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the Offer shall have terminated or the Expiration Date shall have occurred, in each case without acceptance for payment of the Subject Shares pursuant to the Offer, (iv) the date of any material modification, waiver or amendment to any provision of the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to the Stockholder pursuant to the Merger Agreement as in effect on the date hereof, and (v) the mutual written consent of all of the parties hereto. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement and the power-of-attorney and proxy set forth in Section 4.1 shall be revoked, terminated and of no further force and effect; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any breach of this Agreement prior to termination hereof and (y) the provisions of this Article V shall survive any termination of this Agreement.

5.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4. Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated; provided that nothing herein shall prevent the Company from paying the expenses of the Stockholders; provided however that the Company shall not pay more than $25,000 in the aggregate across all Stockholders for such expenses.

5.5. Binding Effect; Benefit; Assignment. The parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties, except to the extent that such rights, interests or obligations are assigned pursuant to a Transfer expressly permitted under Section 4.2. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

5.6. Governing Law; Venue.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

(b) Each of the parties hereto (i) irrevocably consents to submit itself to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) (such courts, collectively, the “Delaware Courts”) in the event any dispute, claim or cause of action arises out of or relates to this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Delaware Court and (iii) agrees that it will not bring any claim or action arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Delaware Court. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 5.1 (Notices). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY,

INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF PARENT UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.6(c).

5.7. Counterparts; Delivery by Facsimile or Email. This Agreement may be executed by facsimile and in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by means of a facsimile machine or by email with facsimile or scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine or by email with facsimile or scan attachment as a defense to the formation of a contract, and each such party forever waives any such defense.

5.8. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

5.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

5.10. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. In any Proceeding for specific performance, the parties will waive the defense of adequacy of a remedy at law, and the parties waive any requirement for the securing or posting of any bond in connection with the remedies referred to in this Section 5.10.

5.11 Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.12. Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

5.13. Further Assurances. Parent, Sub and each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.

5.14. Interpretation. Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to each gender; and (v) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

5.15 Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a Stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of such Stockholder or any affiliate, employee or designee of such Stockholder or any of its affiliates in its capacity, if applicable, as an officer or director of the Company.

5.16 No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto, and (ii) this Agreement is executed by all parties hereto.

5.17 No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to each applicable Stockholder, and neither Parent nor Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct such Stockholder in the voting of any of the Shares, except as otherwise provided herein.

5.18 Stockholder Obligations Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

[Signature Page Follows]

The parties are executing this Agreement on the date set forth in the introductory clause.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Demetrios Kydonieus
Name: Demetrios Kydonieus
Title: Vice President, Strategy, Alliances and Transactions

INTA ACQUISITION CORPORATION

By:	/s/ Demetrios Kydonieus
Name: Demetrios Kydonieus
Title: President

INHIBITEX, INC.

By:	/s/ Michael Henos
Name: Michael Henos
Title: Chairman of the Board

[Signature Page to Tender and Support Agreement]

STOCKHOLDERS: NEW ENTERPRISE ASSOCIATES 10, LIMITED PARTNERSHIP

By:	NEA Partners 10, Limited Partnership, its general partner

By:	/s/ Louis S. Citron
	Name:	Louis S. Citron
	Title:	Chief Legal Officer

NEW ENTERPRISE ASSOCIATES 11, LIMITED PARTNERSHIP

By:	NEA Partners 11, Limited Partnership, its general partner

By:	NEA 11 GP, LLC, its general partner

By:	/s/ Louis S. Citron
	Name:	Louis S. Citron
	Title:	Chief Legal Officer

NEA VENTURES 2002, L.P.

By:	/s/ Louis S. Citron
	Name:	Louis S. Citron
	Title:	Vice President

Address for notices: c/o New Enterprise Associates 1954 Greenspring Drive, Suite 600 Timonium, MD 21093 Attention: Louis Citron, Chief Legal Officer email: lcitron@nea.com

[Signature Page to Tender and Support Agreement]

/s/ Michael James Barrett
MICHAEL JAMES BARRETT

Address for notices: c/o New Enterprise Associates 1954 Greenspring Drive, Suite 600 Timonium, MD 21093 Attention: Louis Citron, Chief Legal Officer email: lcitron@nea.com

/s/ Russell Plumb
RUSSELL PLUMB

Inhibitex, Inc. 9005 Westside Parkway Alpharetta, GA 30009

/s/ Gabriele Cerrone
GABRIELE CERRONE

Inhibitex, Inc. 9005 Westside Parkway Alpharetta, GA 30009

PANETTA PARTNERS, LTD.

By:	/s/ Gabriele Cerrone
	Name:	Gabriele Cerrone
	Title:	General Partner

Inhibitex, Inc. 9005 Westside Parkway Alpharetta, GA 30009

[Signature Page to Tender and Support Agreement]

Schedule A

Name of Stockholder	No. Shares	No. Company Stock Options	No. Warrants
Russell H. Plumb	360,988	1,617,500	0

Michael James Barrett	60,992	90,000	0

Gabriele Cerrone*	0	114,600	0

New Enterprise Associates 10, Limited Partnership	6,898,294	0	791,015

New Enterprise Associates 11, Limited Partnership	1,941,407	0	263,671

NEA Ventures 2002, L.P.	2,911	0	0

Panetta Partners, Ltd.	2,102,100	0	871,200

TOTAL	11,366,692	1,822,100	1,925,886

*	Mr. Cerrone is the beneficial owner of the shares and warrants owned by Panetta Partners, Ltd.